LEASE AGREEMENT: TechPortal

THIS LEASE AGREEMENT (“Lease”), dated November 1, 2010, is by and between The Regents of the University of California (“University”), and Shrink Nanotechnologies Inc (“Tenant”).

BACKGROUND

A.
WHEREAS, University is the owner of certain real property located at the intersection of East Peltason Road and Los Trancos Drive at the University of California, Irvine (the “CALIT2 Building”), which includes without limitation Suite 2401 (a portion of which Suite shall accommodate the “Leased Premises” as defined below), and certain other rooms and spaces defined below as the “Shared Facilities”;

B.
WHEREAS, University desires to lease to Tenant a portion of TechPortal Suite 2401of the CALIT2 Building, and Tenant desires to lease a portion of TechPortal Suite 2401 of the CALIT2 Building from University; and

C.           WHEREAS, Tenant has secured rights to certain University intellectual property, UC Case Nos.
2008-341 PROCESSES FOR MICROFLUIDIC FABRICATION
2009-041 SHRINK-DINK HANGING DROPS
2009-402 HONEYCOMB SHRINK WELLS FOR STEM CELL CULTURE
2009-403 ULTRA-THIN PLASTIC MICROFLUIDIC CHIPS
2009-404 ALIGNING CELLS WITH WRINKLED PDMS
2009-447 SURFACE ENHANCED BACKSCATTERING SPECTROSCOPY
2009-489 METAL-COATED SHRINKABLE POLYSTYRENE FOR ENHANCED CATALYTIC SURFACE AREA
2009-563 LIGHT EMITTING DIODE (LED) USING QUANTUM DOTS
2009-647 NANO-PETALS: CRACKING OF THE WRINKLES
2009-656 FLEXIBLE, HIGH EFFICIENCY QD SOLAR CONCENTRATORS USING COLLOIDAL QUANTUM DOTS
under an exclusive license with UC Agreement Control No. 2009-04-0590 dated 4/29/2009 (“Option/License”) and wishes to use The Premises to further develop the License: and

D.
WHEREAS, Tenant seeks to enter and use the Leased Premises and Shared Facilities for educational or public service purposes, and for such other purposes as are described in Article 4, below, and as the Parties may otherwise agree in writing

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, University and Tenant agree as follows:

1.           Leasing and Description of Property.                                                                Subject to the terms, conditions and covenants set forth in this Lease, University hereby leases to Tenant, and Tenant hereby leases from University, 150 square feet of TechPortal Suite 2401 of the CALIT2 Building (the “Leased Premises”).

2.           Term and Termination.

2.1           The term of this Lease (“Term”) shall commence on November 1, 2010, and will be in force for a minimum of six (6) months, and a maximum of twenty-four (24) months thereafter.

2.2           Either University or Tenant may terminate this Lease on thirty (30) days prior written notice after March 15, 2010.

3.           Payment to University.

3.1           Rent.           Tenant shall pay to University, as Basic Rent, for the Leased Premises, $450 per month.

3.2           Time and Place of Payment.                                                      Rent shall be payable to University in advance on the first day of each calendar month during the term. Rent shall be paid to University at University of California Irvine, with check payable to UC Regents and delivered to 4100 Calit2 Building, Irvine, CA 92697-2800

3.3	Security Deposit. Promptly after the execution of this Lease, Tenant shall pay to University $450 as a security deposit.

3.4
Parking.                 Tenant may purchase a parking space at University’s faculty/staff parking rate which is presently $53 per month. Said rate may be changed from time to time at University’s discretion. Said space shall be located in Anteater Parking Structure.

4.	Use of Leased Premises

4.1             Use Restrictions.                                Tenant shall use the Leased Premises for only those uses permitted identified as follows;

(a)	Tenant is authorized to perform general research and development involving the further the development of the technologies described in UCI Case Nos.
2008-341 PROCESSES FOR MICROFLUIDIC FABRICATION
2009-041 SHRINK-DINK HANGING DROPS
2009-402 HONEYCOMB SHRINK WELLS FOR STEM CELL CULTURE
2009-403 ULTRA-THIN PLASTIC MICROFLUIDIC CHIPS
2009-404 ALIGNING CELLS WITH WRINKLED PDMS
2009-447 SURFACE ENHANCED BACKSCATTERING SPECTROSCOPY
2009-489 METAL-COATED SHRINKABLE POLYSTYRENE FOR ENHANCED CATALYTIC SURFACE AREA
2009-563 LIGHT EMITTING DIODE (LED) USING QUANTUM DOTS
2009-647 NANO-PETALS: CRACKING OF THE WRINKLES
2009-656 FLEXIBLE, HIGH EFFICIENCY QD SOLAR CONCENTRATORS USING COLLOIDAL QUANTUM DOTS

and any other use which, in University’s sole opinion, is reasonably compatible with the foregoing purposes.

(b)	_____________N/A_____________________________.

4.2           Restrictions on use of University Funds and Grants. It is sometimes the case that a University employee (including without limitation a faculty member) or student has a financial interest (as defined in applicable University policies) related to a Tenant. Accordingly, Tenant is reminded that it may not receive or utilize funding originating from any grants, gifts, or other funding provided to the University from any source (including, but not limited to, government, private, and corporate sponsors or donors) to perform any research and development at the Leased Premises or elsewhere within the CALIT2 Building except in accordance with the terms of a prior written agreement between the University and Tenant.

4.3            Intellectual Property                                           Separate agreements between the Parties, including without limitation the Intellectual Property Agreement with an effective date of April 29, 2009 attached as Appendix A and incorporated herein by this reference, govern ownership of intellectual property discovered or developed in the Leased Premises and Shared Facilities, and other related matters.

4.4           Protection of Intellectual Property.  Tenant acknowledges that the Leased Premises and Shared Facilities (except for the inside of locked cabinets or desks) are not physically separated from and are therefore open to University employees, invitees  and other Tenants, and that Tenant (i) shall be responsible to take reasonable measures to protect its own intellectual property in any area of the Leased Premises and Shared Facilities, and (ii) may be required at University’s discretion to execute reasonable secrecy and/or non-disclosure agreements pertaining to use of the Leased Premises and Shared Facilities. University shall have no responsibility or liability for loss of Tenant’s intellectual property or rights therein, including, but not limited to, trade secrets, patent rights and copyrights, occurring on the Leased Premises or Shared Facilities, or in the CALIT2 Building, or any portion thereof, including without limitation relating to materials stored by Tenant in cabinets or desks on the Leased Premises, whether or not equipped with locks.

4.5           Informed Participation of UC Employees.  Prior to allowing any University employees to use Tenant’s licensed space within the Leased Premises or engaging in any collaboration with any University employee at the Leased Premises, Tenant will (i)  require each such University employee to sign the informed participation agreement attached hereto as Exhibit A3 (Incubator Informed Participation Letter) and (ii) submit a signed original  of such Incubator Informed Participation Letter to the Office of Technology Alliances.

4.6           UC Patent License in Good Standing.  Tenant must maintain their Option/License Agreement, as such may be amended from time to time by mutual agreement of the Parties, during their tenancy in the CALIT2I Building.  Failure to maintain such Option/License is grounds for termination of this Lease.

5.           Conditions of Use.                                The Tenant’s use of the Leased Premises shall be subject to the conditions described below:

5.1           Use of Premises.                                Tenant shall have the right of non-exclusive use of Leased Premises.  The Leased Premises shall be equipped with wired and wireless internet access; one shared land-line phone; one shared fax/scanner/copier; and one networked printer. While the Leased Premises are for the primary use of Tenant, it is acknowledged and agreed that University employees, other licensees and/or other third parties may from time to time utilize or pass through portions of the Leased Premises.

5.2            Use of Shared Facilities.                                           “Shared Facilities” means (i) the conference rooms and presentation rooms located in the CALIT2 Building (room numbers 3008, 3414, 3355 and 4355), (ii) the core facilities (“Core Facilities”) within CALIT2 Building, specifically, the Bio-Nano Technology Lab;
Bio-Organic Clean Room Facility; HIPerWall Visualization Lab; Integrated Nanosystems Research Facility; Materials Characterization Center ; Zeiss Center of Excellence; and (iii) any other research or scientific instrumentation within the CALIT2 Building made available by University to Tenant.

Tenant shall have the right to non-exclusive use of these Shared Facilities and such use may involve charges to Tenant that shall be established by University subject to change on reasonable notice.  The Shared Facilities will change over time, and no specific Shared Facilities area is guaranteed to be available to Tenant for its use, or to be available at any given time or set cost.

5.3           Time of Use.  Subject to the foregoing, Tenant shall have access to the Leased Premises and the Shared Facilities Monday – Friday from 7:00am -7:00pm or at such other days and times as the Parties may agree in advance.

5.4           Building Rules.  Tenant, in its use of the Leased Premises and Shared Facilities, shall comply with all applicable laws and University policies, with the any CALIT2 Building Rules as set forth at the CALIT2 website or posted within the CALIT2 Building and which may be amended from time to time by University in its sole discretion:

6.           Quiet Possession.                                As long as Tenant keeps and performs the covenants of this Lease.  Tenant shall at all times during the term of this Lease peaceably and quietly have, hold and enjoy the Leased Premises, without suit, trouble or hindrance from University or any person claiming under University.

7.           Condition of Leased Premises.

7.1.           Compliance with Laws.                                             University has received no notice that the construction,  the current and proposed uses, and the operation of the CALIT2 Building are not in full compliance with applicable building and seismic codes, environmental, zoning and land use laws, and other applicable local, state and federal laws, regulations and ordinances, except as follows:  none.

7.2.           Hazardous Substance.                                             Tenant covenants and agrees not to suffer, permit, use, introduce or maintain in, on, under or about any portion of the Leased Premises, any asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative orders or judgments, except for such materials, wastes or substances as are customarily used in connection with Tenant’s use of the Leased Premises in accordance with this Lease, and Tenant agrees that such materials, wastes and substances will only be used in compliance with all applicable environmental laws.

8.           Other Obligations of Parties.

8.1           Maintenance, Services and Utilities.                                                                University will provide (or cause to be provided) to the Leased Premises all of the regular and customary services furnished by the University to the CALIT2 Building, except phone service.

9.           Indemnification.

9.1           University's Obligation.                                        University shall indemnify, defend and hold harmless Tenant, its officers, agents, partners, and employees from and against any claims, damages, costs, expenses, including an amount equal to reasonable attorneys’ fees, or liabilities arising out of or in any way connected with University’s performance under this Lease including, without limitation, claims, damages, expenses, or liabilities for loss or damage to any property, or for death or injury to any person or persons but only in proportion to and to the extent that such claims, damages, expenses, or liabilities arise from the negligence or willful acts or omissions of University, its officers, agents, or employees.

9.2           Tenant's Obligation.                                              Tenant shall indemnify, defend and hold harmless University its officers, agents, and employees from and against any claims, damages, costs, expenses, including an amount equal to reasonable attorneys’ fees, or liabilities arising out of or in any way connected with Tenant’s performance under this Lease including, without limitation, claims, damages, expenses, or liabilities for loss or damage to any property or for death or injury to any person or persons but only in proportion to and to the extent that such claims, damages, expenses, or liabilities arise from the negligence or willful acts or omissions of Tenant, its officers, agents, partners or employees.

10.           Insurance.

10.1           University's Insurance.                                           University, at its sole cost and expense, shall insure its activities in connection with this Lease by maintaining its self-insurance programs as follows:

a.           General Liability Self-Insurance Program

1.      Each Occurrence                                                                                $1,000,000
2.      Products/Completed Operations Aggregate                                 $1,000,000
3.      Personal and Advertising Injury                                                      $1,000,000
4.      General Aggregate                                                                              $2,000,000

b.           Business Automobile Liability Self-Insurance Program for owned, non-owned, or hired automobiles with a combined single limit of not less than two million dollars ($2,000,000) per occurrence.

c.           Workers' Compensation and Employers Liability Self-Insurance Program covering University's full liability under the Workers' Compensation Insurance and Safety Act of the State of California as amended from time to time.

d.           Fire and Extended Self-Insurance Program with coverage in an amount equal to the full replacement value (100%) of University’s property in the Premises.

The coverages required herein shall not limit the liability of University, its officers, agents, or employees.

10.2           Tenant's Insurance.                                Tenant, at its sole cost and expense, shall insure its activities in connection with this Lease and obtain, keep in force and maintain insurance as follows:

a.           Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

1.      Each Occurrence                                                                                $1,000,000
2.      Products/Completed Operations Aggregate                                  $1,000,000
3.      Personal and Advertising Injury                                                        $1,000,000
4.      General Aggregate                                                                                $2,000,000

b.           Business Automobile Liability Insurance for owned, non-owned, or hired automobiles with a combined single limit of not less than two million dollars ($2,000,000) per occurrence.

c.           Workers' Compensation and Employers Liability Insurance covering Tenant's full liability under the Workers' Compensation Insurance and Safety Act of the State of California as amended from time to time.

d.           Property Insurance, Fire and Extended Coverage in an amount sufficient to reimburse Tenant for all of its equipment, trade fixtures, inventory, fixtures and other personal property located on or in the Leased Premises, including leasehold improvements hereinafter constructed or installed.

The insurance and the coverages referred to above shall be endorsed to include University and its officers, directors, agents and employees as additional insureds. Such a provision, however, with respect to a. and b. above shall apply only in proportion to and to the extent of the negligent acts or omissions of Tenant, its officers, agents, employees; or any other person or persons under Tenant's direct supervision and control. Tenant, upon the execution of this Lease, shall furnish University with Certificates of Insurance evidencing compliance with all requirements. Such Certificates shall further make provisions for thirty (30) day advance written notice to University of any modification, change or cancellation of any of the above insurance coverages.

The coverages required herein shall not limit the liability of Tenant, its officers, agents, or employees.

11.           Waiver of Subrogation.                                                Tenant hereby waives any right of recovery against University due to loss of or damage to the property of Tenant when such loss of or damage to property arises out of the acts of God or any of the property perils whether or not such perils have been insured, self-insured or non-insured.

12.           Assignment and Subletting.

12.1           University's Consent Required.                                                      Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Leased Premises. University shall respond to Tenant's request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Lease.

12.2           No ReLease of Tenant.                                           Regardless of University's consent, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by University from any other person shall not be deemed to be a waiver by University of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant, in the performance of any of the terms hereof, University may proceed directly against Tenant without the necessity of exhausting remedies against said assignee. University may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.

12.3           Administrative Fees. In the event Tenant shall assign or sublet the Leased Premises or request the consent of University to any assignment or subletting or if Tenant shall request the consent of University for any act Tenant proposes to do, then Tenant shall pay University's reasonable administrative fees (including attorneys' fee) incurred in connection therewith, such fees not to exceed $500.00 for each such request.

13.           Negligent Acts or Omissions of Tenant                                                                           Tenant  will pay to University the reasonable costs of any repairs or maintenance required as a result of willful, wrongful or negligent acts or omissions of Tenant, its agents, employees, or invitees, excepting reasonable wear and tear, damage by casualty and alterations approved by University.

14.           Alterations, Mechanics’ Liens.

14.1           Alterations.                                No structural alterations or improvements shall be made to the Leased Premises by Tenant or at Tenant’s request without the prior written consent of University.

14.2           Condition at Termination.                                           Upon termination of this Lease, Tenant shall remove any fixtures, machinery and equipment installed in the Leased Premises by Tenant unless mutually agreed otherwise.  Tenant shall repair any damage to the Leased Premises caused by such removal.  Upon termination of this Lease, Tenant shall return the Leased Premises in the same condition as when delivered to Tenant, reasonable wear and tear, damage by casualty, and alterations approved by University excepted.

14.3           Mechanics’ Liens.                                The parties shall keep the Leased Premises free from any liens arising out of any work performed by, materials furnished to, or obligations incurred by, the parties.

15.           Default by Tenant.

15.1           Default.                      If any of the following events occur, each such event shall constitute a material breach of this Lease, and University may, at University's option, exercise any or all rights available to a University under the laws of the State of California:

(a)	Tenant’s default in the payment of Rent when such default continues for a period of fifteen (15) days after written notice, or

(b)
Tenant fails to perform faithfully or observe any other covenant or undertaking required under this Lease and such failure continues for a period of thirty (30) days after written notice thereof.  If the nature of Tenant’s obligation or cure is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, or

(c)	Tenant is adjudicated bankrupt, or

(d)	Tenant's Lease interest is sold under execution of judgment.

15.2           Remedies.                       If this Lease terminates pursuant to a default by Tenant hereunder, University may immediately enter upon and repossess the Leased Premises in accordance with applicable laws and cause any personal property of Tenant to be removed from the Leased Premises and stored in any public warehouse at the risk and expense of Tenant. This provision is not intended as a limitation on other legal and equitable remedies available to University.

16.	Default By University.

16.1           Default.                                University shall not be in default unless University fails to perform its obligations under this Lease within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to University specifying University’s failure to perform such obligations. If the nature of University's obligation is such that more than thirty (30) days are required for performance, then University shall not be in default if University commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant's obligation to provide written notice to University of a default by University is limited to those instances where Tenant has actual knowledge of University's default.

16.2             Remedies.                     If University fails to cure a prospective default within the thirty (30) day period, or within the extended period allowed under section 15.1, Tenant may terminate this Lease, in addition to any other remedies at law not inconsistent herewith.  If University's default hereunder prevents Tenant's use of the Leased Premises, there shall be an abatement of rental payments for the period of such non-use.

17.           Condemnation.  If any part of the Leased Premises is taken or condemned for a public or quasi-public use, this Lease shall terminate at the option of Tenant as of the date title shall vest in the condemnor.

18.           Attorneys’ Fees.                                If any action or other proceeding arising out of this Lease is commenced by either party to this Lease concerning the Leased Premises, then as between University and Tenant, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

19.           Notices.                      All notices and other communications made pursuant to this Agreement shall be in writing, and shall be deemed properly given or served (a) on the same day when personally delivered, (b) twenty-four (24) hours after deposit with a recognized overnight courier with tracking capability, or forty-eight (48) hours after being deposited in the United States mail, first class, postage prepaid, to the parties at the following addresses:

To Tenant:
Shrink Nanotechnologies, Inc.
2038 Corte del Nogal, suite 110
Carlsbad, CA 92011
            Attn:  Mark L. Baum

To University:

University of California Irvine
Campus Asset Management
458 Aldrich Hall
Irvine, CA 92697.

Either party may change its address for the purposes of this paragraph by giving ten (10) days prior written notice of change to the other parties in the manner provided for in this paragraph.

20.           Binding Effect.                                           This Lease shall be binding upon and inure to the benefit of the permitted successors and assigns of University and Tenant.

21.           Entire Agreement.                                This Lease, together with the exhibits hereto and incorporations herein, sets forth the entire agreement relating to the occupancy of the Leased by Tenant.  No waiver of any provision of this Lease or of any breach or default hereunder shall be held or considered to be a waiver of any other provision or of any other breach or default.  No agreement or understanding pursuant to or contemplated by this Lease and no consent to, change in or modification of, any provision of this Lease shall be valid unless made in a writing and is signed by the parties herein.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first written above.

UNIVERSITY:	TENANT:

__________________________	____________________________
(Dept. Name)	(Company Name)

By:	By:
(Signature)	(Signature)

Its:	Its:
              (Title)                                                                                                (Title)

|

LEASE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

Shrink Nanotechnologies Inc.

November 1, 2010

|

APPENDIX A

INTELLECTUAL PROPERTY AGREEMENT

This Agreement is made and is effective this first day of November 2010 (“Effective Date”), between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its corporate office at 1111 Franklin Street, Oakland, California 94607-5200, U.S.A. acting through The Office Of Technology Alliances of the University of California, Irvine, located at 380 University Tower, Irvine, CA  92697-7700 and Shrink Technologies Inc(“Company”) a California corporation, having a principal place of business at 2038 Corte del Nogal, suite 110 Carlsbad, CA 92011, each sometimes referred to hereinafter as a “Party” and jointly as the “Parties” to this Agreement.

1.1.	RECITALS

WHEREAS, Company has entered into a lease agreement (“Lease”) with The Regents (sometimes referred to as “University” or “UC”) for use of space (“Leased Premises” as such term is defined in such Lease”) in the CALIT2 Building on the UCI campus in which research involving both Company employees and University employees will occur;

WHEREAS, there are three key scenarios for intellectual property that may arise during Company’s use of the Leased Premises and Shared Facilities as outlined below:

Scenario #1
Employees of Company make an invention and this invention does not have any University co-inventors (as determined under U.S. patent law) and was not conceived or reduced to practice using any University funds, facilities or resources other than the Leased Premises or Shared Facilities (“Scenario One Invention”);

Scenario #2
University employees (such as faculty, postdocs, graduate students, staff.) are co-inventors or the sole inventors (as determined under U.S. patent law) of an invention conceived or reduced to practice using any University funds, facilities or resources including, but not limited to, the Leased Premises or Shared Facilities (“Scenario Two Invention”); and

Scenario #3
During the conception or reduction to practice of an invention, the Company or its employees utilize University funds, facilities or resources other than or in addition to the Leased Premises or Shared Facilities (“Scenario Three Invention”).

WHEREAS, UC employees under their Patent Oath and Assignment are required to report and assign all inventions made during their employment to The Regents (including, but not limited to Scenario Two Inventions).  Those inventions (i) made under permissible consulting, (ii) that do not utilize UC funds or facilities and (iii) that do not overlap the employee’s scope of work, may be returned to the employee after The Regents’ review;

WHEREAS, Company and The Regents have an existing exclusive license agreement with UC Agreement Control No. 2009-04-0590 dated 4/29/09 (“Option/License”);

WHEREAS, Company and The Regents may wish in the instance of future jointly owned patent rights to either have company license The Regents’ interest in the jointly owned rights or have Parties independently exploit their respective interests, frameworks for both are provided in this Agreement;

NOW, THEREFORE, the Parties agree to the foregoing Recitals, and as follows:

1. DEFINITIONS

1.1
“Invention” means patentable subject matter conceived or reduced to practice by employees of one or more of the Parties as such inventorship is determined in accordance with U.S. patent law. For purposes of this Agreement:

1.1a	Scenario One Inventions: UC will have no ownership interest in these inventions.

1.1b
Scenario Two Inventions: UC will have an ownership interest in these inventions. If the invention was made under the University employee’s permissible consulting, no University resources were used to create the invention, and it is clear that the invention does not fall within the UC employee’s scope of research or other University activities, the University may offer the UC employee a non-assert letter for the invention which may then be assigned by the UC employee to Company.  To the extent there is a Company co-inventor, these inventions shall be reported by Company to UCI’s Office of Technology Alliances in a timely manner and using the Confidential Disclosure and Record of Invention Form (UC’s employee will separately report such invention to UC as well) and

1.1c
Scenario Three Inventions: UC will have an ownership interest in these inventions due to the use of University funds, facilities or resources other than or in addition to the Leased Premises or Shared Facilities.  These inventions shall be reported by Company to UCI’s Office of Technology Alliances in a timely manner and using the Confidential Disclosure and Record of Invention Form.

1.2
"Joint Patent Rights" as used herein shall mean all patents and patent applications claiming Scenario Two Inventions or Scenario Three Inventions conceived or reduced to practice jointly by employees of The Regents and Company including, but not limited to, divisionals, continuations, and continuations-in-part, only to the extent of such claims entitled to the priority date of the parent application of The Regents and Company, and corresponding foreign applications of such patent applications for such invention, any and all patent rights and utility model rights registering from or issuing on any of the foregoing patent applications, and any and all reissues, re-examinations and extensions of such patent rights or utility model rights.

1.3
“Licensed Joint Patent Rights” means Joint Patent Rights for which the Company has in-licensed the Regents’ interest, either by amending the Existing Agreement or negotiating a new license agreement with The Regents, as appropriate.

1.4
“Independently Administered Joint Patent Rights” means that The Regents interest in the Joint Patent Rights is not licensed to the Company and therefore The Regents and the Company may independently license and otherwise exploit their own undivided interest in the Joint Patent Rights without a duty to account to the other, as described in this Agreement and in the attached Patent Management Agreement (Exhibit A1).

2. REPORTING AND PUBLISHING OF INVENTIONS

2.1
Reporting of Scenario Two and Scenario Three Inventions shall be made by Company in a timely manner after such invention and using the Confidential Disclosure and Record of Invention Form, and Company will then be free to publish such inventions.

3. MANAGEMENT OF PATENT PROSECUTION AND EXPENSES

3.1
In the instance of Joint Patent Rights, the Parties will confer to agree upon a licensing and filing strategy. If the Parties agree that Company will license The Regents’ interest in the Joint Patent Rights, a negotiation will commence and The Regents will take the lead in prosecuting the Joint Patent Rights with reimbursement by the Company. Licensed Joint Patent Rights will be handled in accordance with the specific future negotiated agreement (Letter of Intent, Option or License) which will govern all aspects of the patent prosecution and reimbursement.

3.2
For Independently Administered Joint Patent Rights, a Patent Management Agreement that is substantially in the form of the Exhibit A1 will be negotiated to govern the prosecution and exploitation of these Independently Administered Joint Patent Rights.

4. LICENSING

4.1
The Parties may agree to negotiate a letter of intent, option, license agreement or amendment to the Existing Patent License Agreement so that the Company may receive a license to The Regent’s interest in any inventions.

4.2
The Parties may grant a license of their undivided interest in Independently Administered Joint Patent Rights to one or more third parties in any country of the world and may do so without the prior approval of the other Party, without a duty to account to the other Party and without any compensation to the other Party as detailed in a future Patent Management Agreement.

5. NOTICES

5.1
Any notice or payment required to either Party shall be deemed to have been properly given if delivered to the respective addresses given below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement and to be effective i) on the date if delivered in person, ii) on the next business day if mailed by overnight mail and iii) five business days later if sent by first class US mail.

In the case of The Regents:	The Regents of the University of California
University of California, Irvine
Office of Technology Alliances
380 University Tower
Irvine, CA 92697-7700

Attention: Director

In the case of the Company:             Shrink Nanotechnologies, Inc.
2038 Corte del Nogal, suite 110
Carlsbad, CA 92011

            Attention:  Mark L. Baum

6. USE OF NAMES

6.1
Company will not use any name, trade name, trademark or other designation of The Regents’ or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity.  Unless required by law, Company is expressly prohibited from using the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity, or other promotional activity, without written permission of The Regents.

7. GOVERNING LAW

7.1
THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Disputes between the parties regarding this agreement will utilize only trial courts within California for disputes that go to court.

8. NO LICENSE

8.1
NO LICENSE OR RIGHT, EXPRESS OR IMPLIED, IS HEREBY CONVEYED OR GRANTED BY EITHER PARTY TO THE OTHER PARTY FOR ANY PATENT, WHETHER DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, UTILITY MODEL, DESIGNT PATENT OR DESIGN REGISTRATION, COPYRIGHT, MASK WORK OR TRADEMARK OF EITHER PARTY.

9. MISCELLANEOUS

9.1
This Agreement and the attached Exhibit A1 contains the entire agreement and understanding between the Parties as to the subject matter hereof, and may not be amended or modified except by a writing which specifically refers to this Agreement and is signed by the authorized representatives of the Parties.

9.2
No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

9.3
Regardless of the execution date hereof, this Agreement shall become effective on the date first above written, and shall remain in force until the expiration or termination of license for Leased Space.

10. COUNTERPARTS AND EXECUTION

10.1
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in duplicate originals by its duly authorized representative as of the date below.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA By Signature Name: Title: Date:	SHRINK NANOTECHNOLOGIES INC By Signature Name: ____________ Title: ______ Date:

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EXHIBIT A1

PATENT PROSECUTION AGREEMENT

This Agreement is made and is effective this first day of November 2010 (“Effective Date”), between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its corporate office at 1111 Franklin Street, Oakland, California 94607-5200, U.S.A. acting through its Office of Technology Alliances located at 380 University Tower, Irvine, CA  92697-7700 (“The Regents”) and Shrink Nanotechnologies Inc (“Company”) a California corporation, having a principal place of business at 2038 Corte del Nogal, suite 110, Carlsbad, CA 92011 each sometimes referred to hereinafter as a “Party” and jointly as the “Parties” to this Agreement.

WITNESSETH:

WHEREAS, professor Michelle Khine of The Regents and Dr. [DOCTOR’S NAME]N/A, an employee of [COMPANY NAME]N/A, have jointly made an invention with respect to UC Case Nos.
2008-341 PROCESSES FOR MICROFLUIDIC FABRICATION
2009-041 SHRINK-DINK HANGING DROPS
2009-402 HONEYCOMB SHRINK WELLS FOR STEM CELL CULTURE
2009-403 ULTRA-THIN PLASTIC MICROFLUIDIC CHIPS
2009-404 ALIGNING CELLS WITH WRINKLED PDMS
2009-447 SURFACE ENHANCED BACKSCATTERING SPECTROSCOPY
2009-489 METAL-COATED SHRINKABLE POLYSTYRENE FOR ENHANCED CATALYTIC SURFACE AREA
2009-563 LIGHT EMITTING DIODE (LED) USING QUANTUM DOTS
2009-647 NANO-PETALS: CRACKING OF THE WRINKLES
2009-656 FLEXIBLE, HIGH EFFICIENCY QD SOLAR CONCENTRATORS USING COLLOIDAL QUANTUM DOTS

(“Invention”);

WHEREAS, professor Michelle Khine transferred and assigned all of their right, title and interest in and to such Invention to The Regents;

WHEREAS, Dr. [DOCTOR’S NAME] N/A  transferred and assigned all of his right, title and interest in and to such Invention to [COMPANY NAME] N/A;

WHEREAS, the Parties are willing to jointly procure patent rights for such Invention; and

WHEREAS, the Parties are willing to determine the treatment of said patent rights and applications therefor;

NOW, THEREFORE, the Parties agree to the foregoing recitals, and as follows:

1.
"Patent Rights" as used herein shall mean all patents and patent applications claiming inventions made jointly by employees of Company and The Regents, including divisions, changes of application, continuations, claims made jointly by The Regents and Shrink Nanotechnologies Inc in continuations-in-part, only to the extent of such claims entitled to the priority date of the parent application of The Regents and Shrink Nanotechnologies Inc, and corresponding foreign applications of such patent applications for the Invention based upon UCI Case Nos. 2008-341, 2009-041, 2009-402, 2009-403, 2009-404, 2009-447, 2009-489, 2009-563, 2009-647 and 2009-656, any and all patent rights and utility model rights registering from or issuing on any of the foregoing patent applications, and any and all reissues, re-examinations and extensions of such patent rights or utility model rights.

2.	It is agreed that ownership of Patent Rights will follow inventorship under U.S. patent law, so that jointly made inventions will be jointly-owned by The Regents and Company.

3.
The Patent Rights can be filed with both parties as owners where there is joint inventorship. The determination of the country to which any patent applications for the Invention should be filed shall be made by Shrink Nanotechnologies Inc subject to the written notice to The Regents.  The necessary filing, prosecution and maintenance of the Patent Rights shall be done by Shrink Nanotechnologies Inc or through its designated outside patent agent; provided that Shrink Nanotechnologies Inc agrees to consult with The Regents about such filings in advance thereof with reasonable time for The Regents to comment prior to filing and Shrink Nanotechnologies Inc shall incorporate requests by The Regents in a manner determined by the Parties where reasonably necessary to protect The Regents’ interest. Shrink Nanotechnologies Inc shall bear all costs, fees and disbursements for such procedures except for The Regents’ internal cost which shall be borne by The Regents.  Shrink Nanotechnologies Inc or its designated outside patent agent will provide The Regents with respect to the Patent Rights copies of any filings, serial numbers and prosecution documents. With respect to any of the Patent Rights, should The Regents wish to obtain patent protection in a country not selected by Shrink Nanotechnologies Inc or for claims not prosecuted by Shrink Nanotechnologies Inc, The Regents may do so at their own expense subject to providing copies of filings, serial numbers and prosecution documents to Shrink Nanotechnologies Inc.

4.
The Parties may, without the other Party's consent and without any compensation to the other Party, exercise, practice and transfer any right under the Patent Rights by itself subject to Section 6 below.

5.
In the event that The Regents or Shrink Nanotechnologies Inc wishes to grant a license of its interest to one or more third parties in any country of the world under any Patent Rights, such Party may do so without the prior approval of the other Party and without any compensation to the other Party.  Notwithstanding Section 3 above, in the event The Regents has granted a license to a third party under the Patent Rights in a given country, The Regents shall notify Shrink Nanotechnologies Inc in writing of the fact of such grant of a license and bear half of the costs, fees and disbursements for the procedures of the filing, prosecution and maintenance of the Patent Rights in the given country and reimburse half of the past and ongoing costs, fees and disbursements incurred by Shrink Nanotechnologies Inc for the filing, prosecution and maintenance.

6.
In the event that The Regents or Shrink Nanotechnologies Inc wishes to assign, pledge or otherwise transfer its ownership of right, title and interest in and to the Patent Rights, such Party shall firstly notify its intent to the other Party and may do so without the prior written approval of such other Party, provided that The Regents may not do so without the prior written approval of Shrink Nanotechnologies Inc (except in the instance where the US Government has rights under 35C US 200 et seq. and implementing regulations) unless The Regents reimburse half of the cost, fees and disbursements for the filing, prosecution and maintenance of the Patent Rights to Shrink Nanotechnologies Inc in accordance with Section 5 above.

7.
In the event that any of the Patent Rights shall have been finally decided to be rejected or invalid, such rejection or invalidation shall not be owed to the Parties, and each Party shall not be liable to the other Party for such rejection or invalidation.

8.
In the event that a third party files an opposition against the grant of a patent for any of the Patent Rights, files an appeal for invalidation of the Patent Rights or protests against a final decision, Shrink Nanotechnologies Inc shall cope with the foregoing, provided that The Regents shall assist and cooperate with Shrink Nanotechnologies Inc. Costs and expenses accrued from such events shall be borne by Shrink Nanotechnologies Inc except for The Regents’ internal cost which shall be borne by The Regents.

9.
Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Party hereto (including contraction, abbreviation or simulation of any of the foregoing).

10.
NO LICENSE OR RIGHT, EXPRESS OR IMPLIED, IS HEREBY CONVEYED OR GRANTED BY EITHER PARTY TO THE OTHER PARTY FOR ANY PATENT,WHETHER DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, UTILITY MODEL, DESIGNT PATENT OR DESIGN REGISTRATION, COPYRIGHT, MASK WORK OR TRADEMARK OF EITHER PARTY.

11.	Any notice required or permitted to be given to the Parties hereto shall be in writing and shall be given via registered air mail or courier.

TO THE REGENTS:                                           OFFICE OF TECHNOLOGY ALLIANCES
380 University Tower
Irvine, CA 92697-7700
Attn: Director

TO TENANT:                                           Shrink Nanotechnologies Inc
2038 Corte del Nogal, suite 110
Carlsbad, CA 92011
             Attention:  Mark L. Baum

12.
This Agreement contains the entire agreement and understanding between the Parties as to the subject matter hereof, and may not be amended or modified except by a writing which specifically refers to this Agreement and is signed by the authorized representatives of the Parties.

13.	Regardless of the execution date hereof, this Agreement shall become effective on the date first above written, and shall remain in force until the expiration of the last of the Patent Rights.

14.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in duplicate originals by its duly authorized representative as of the date below.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA By Signature Name: Title: Date:	SHRINK NANATECHNOLOGIES INC By Signature Name: _____ Title: _____ Date:

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 EXHIBIT A3

INCUBATOR INFORMED PARTICIPATION LETTER

We are delighted that you may be collaborating with Shrink Nanotechnologies Inc (“Company”) on their research at the UCI incubator at the CALIT2 Building, and more specifically at (i) Suite 2401 at the CALIT2 Building,  (ii) the conference rooms and presentation rooms located in the CALIT2 Building (room numbers 3414, 3355, 43655 and seminar room 3008), (ii) the core facilities (“Core Facilities”) within CALIT2 Building, specifically, the Bio-Nano Technology Lab; Bio-Organic Clean Room Facility; HIPerWall Visualization Lab; Integrated Nanosystems Research Facility; Materials Characterization Center ; Microscopy Center and (iii) any other research or scientific instrumentation within the CALIT2 Building made available by University to Company (collectively the “Incubator”).

Given that the Incubator is UCI resource, we wanted to make you aware of how the University views your collaboration with Company at the Incubator, so please consider the following items as you plan your activities there:

1.
Working with the Company at the Incubator is considered personal consulting by the University. Under APM 025 (available at: http://www.ucop.edu/acadadv/acadpers/apm/apm-025-07-01.pdf), faculty members are allowed approximately one day per week for personal consulting with outside companies. Therefore, to the extent that you, as a University employee decide to spend time at or otherwise utilize the Company’s Incubator space, this will be done on your own time, if you are a staff employee, or on your consulting time if you are a faculty member. A Guide for Faculty Consulting can be found at the following link: GUIDE TO CONSULTING FOR FACULTY AND OTHER ACADEMIC EMPLOYEES.

2.	We urge you to familiarize yourself with the requirements of APM- 025. If there is any conflict in interpretation between the terms of this letter and APM 025, the terms of APM 025 will govern.
3.
All inventions you make at the Incubator should continue to be reported to UCI’s Office of Technology Alliances using the standard invention report form.  As described in the Guide to Faculty Consulting, the invention will be reviewed for use of University gift, grant, and contract funds or other University resources or facilities (other than the Incubator), plus overlap with your scope of employment. If the invention arises out of use of University resources (other than the Incubator) or arises out of work undertaken within the scope of your University employment, these inventions will be treated just like any other invention you make as a UC employee and you will thereby receive your inventor share of any resultant royalties under the University’s Patent Policy to the extent the University asserts an interest in such an invention and net income results.  If the invention arises out of work conducted under permissible consulting and does not arise out of work undertaken within the scope of your University employment, the university may offer you a non-assert letter for the invention that may then be assigned by you to Company.

4.
The “University employee’s Scope of Employment is determined by the UC employee’s Dean or Department Chair. If the you desire to have your activities in the Leased Premises documented as permissible consulting, you should work with your Dean or Chair to determine there is no substantive overlap between those activities and your Scope of Employment, and a letter communicating that should be written to the Office of Technology Alliances Director.

5.
You have the option of sending any consulting agreement you are considering entering into with Company related to work to be performed at the Incubator to the Office of Technology Alliances for an informal review for consistency with the University’s policies and we strongly suggest doing so.

6.
The Incubator is for use by Company and its employees to work on projects funded by the Company.  It is not to be used for working on projects being funded by grants to UCI, nor are University resources to be utilized within the Incubator. The list of University resources includes gift, grant, or contract funds or University personnel or supplies, or University facilities except for the Incubator.

By signing below, you confirm your understanding of and concurrence with the five items listed above.

By:
Signature

Print Name:

Date:

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